Exhibit 99.1
Item 1. Business
Company Background
     Tronox Incorporated, a Delaware corporation, (OTC: TRXAQ.PK, TRXBQ.PK) was formed on May 17, 2005, and upon an initial public offering (“IPO”), became a publicly traded company in November 2005. The terms “Tronox,” “the company,” “we,” “our” and similar terms are used interchangeably herein to refer to Tronox Incorporated and its consolidated subsidiaries or to one or more of the companies that are part of the consolidated group. Prior to the IPO, we were a wholly owned subsidiary of Kerr-McGee Corporation (“Kerr-McGee”) comprising substantially all of its chemical business. Concurrent with the IPO, we, through our wholly owned subsidiaries, entered into borrowings of $550.0 million from senior unsecured notes and a senior secured credit facility. We distributed substantially all of the proceeds from the IPO and borrowings to Kerr-McGee. Following the IPO, Kerr-McGee retained 56.7% of our total outstanding stock which it distributed as a dividend (the “Distribution”) to Kerr-McGee shareholders on March 30, 2006, resulting in Kerr-McGee having no voting ownership interest in Tronox. Through our past affiliation with Kerr-McGee, we have more than 40 years of experience operating in the chemical industry. In 2006, Kerr-McGee was acquired by Anadarko Petroleum Corporation (“Anadarko”).
Chapter 11 Bankruptcy Filings and Administration of the Bankruptcy Code
     On January 12, 2009 (the “petition date”), Tronox Incorporated, thirteen of its U.S. subsidiaries and Tronox Luxembourg S.ar.l. an international subsidiary (collectively, the “debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The company’s Chapter 11 cases are being jointly administered under the caption [In re Tronox Incorporated, et al., Case No. 09-10156 (ALG)] (the “Chapter 11 Cases”). The company’s Netherlands, Switzerland, Australian and other international subsidiaries did not file petitions under the Bankruptcy Code. The debtors continue to operate their businesses and manage their properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. While the company’s German subsidiaries did not file petitions under the Bankrupty Code, on March 13, 2009, those subsidiaries filed a petition to open insolvency proceedings with the Insolvency Court in Krefeld, Germany.
     Prior to filing the Chapter 11 cases, the company experienced significant losses for the years ended December 31, 2007 and December 31, 2008 and reported declining liquidity at the end of 2007 and throughout 2008. In 2008, a significant decline in liquidity was brought about by the recent global financial crisis in investment and credit markets and a difficult economic environment which included rapidly rising costs including high and volatile energy and crude oil costs. The Chapter 11 Cases were commenced in part to reduce indebtedness to appropriate levels, streamline operations to reduce costs and to obtain relief from the negative financial impact of legacy environmental, tort, retiree and other employee related obligations which the company was burdened with following the spin-off from Kerr-McGee.
     The filing of the Chapter 11 Cases constituted an event of default that triggered repayment obligations under a number of debt instruments of the debtors. As a result of the event of default, these debt obligations became automatically and immediately due and payable. The debtors believe that any efforts to enforce the payment obligations under these obligations are stayed as a result of the filing of the Chapter 11 Cases in the Bankruptcy Court. The obligations and the approximate principal amount currently outstanding thereunder are as follows:
1.	$350 million 9.5% senior unsecured notes due December 2012

2.	$212.8 million of revolving credit and variable-rate term loans under a senior secured credit facility entered into on November 28, 2005

Chapter 11 Process
     The debtors are currently operating as “debtors in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. In general, as debtors in possession, we are authorized under Chapter 11 to continue to operate the business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.
     On January 13, 2009, the debtors obtained Bankruptcy Court interim approval of a senior secured super-priority debtor in possession credit and security agreement (the “DIP Credit Agreement”) between and among the company, Tronox Worldwide LLC, Credit Suisse, as Administrative Agent, JP Morgan Chase Bank, N.A., as Collateral Agent, and the lenders that from time to time become party thereto. The DIP Credit Agreement provides for a first priority and priming secured revolving credit commitment of $125 million. In connection with the Bankruptcy Court’s interim approval, the debtors were immediately authorized to access up to $100 million with final approval to access the full amount of the DIP Credit Agreement granted on February 6, 2009.
     The DIP Credit Agreement provides for an aggregate commitment of up to $125 million, subject to a borrowing base, which permits borrowings on a revolving basis. Interest on amounts borrowed under the DIP Credit Agreement is payable, at Tronox Worldwide LLC’s election, at a base rate or a LIBOR rate (subject to a 3.5% minimum), in each case as defined in the credit agreement, plus a margin of 9.5%. The initial draw of $60 million under the DIP Credit Agreement was used to make interest payments due December 31, 2008 under the Credit Agreement dated as of November 28, 2005, repurchase all receivables sold under the company’s Receivables Sale Agreement (the “Sale Agreement”) with The Royal Bank of Scotland plc and Amsterdam Funding Corporation, dated as of September 26, 2007, as amended of $41.1 million, pay fees related to the execution of the DIP Credit Agreement of approximately $8.1 million and to fund the working capital requirements of the company.
     Actual borrowings by the company under the DIP Credit Agreement are subject to a borrowing base, which is a formula based upon certain eligible inventory and receivables, as defined, held by the U.S. subsidiaries. As of February 28, 2009, the borrowing base was $138 million, the amount available for borrowings under the DIP Credit Agreement was therefore $125 million and the amount actually outstanding under the DIP Credit Agreement was $50 million.
     The principal amount of outstanding loans under the DIP Credit Agreement, together with accrued interest and unpaid interest thereon, are payable in full at maturity on January 12, 2010, or earlier as defined in the DIP Credit Agreement. All obligations under the DIP Credit Agreement are unconditionally guaranteed by the domestic subsidiaries and are secured by a first priority priming lien on substantially all of the domestic assets of the company and the guarantors. The facility is also secured by pledges of the equity interest of up to 65% of the equity interest in Tronox Worldwide LLC’s direct foreign subsidiaries and the direct foreign subsidiaries of the guarantors to the DIP Credit Agreement.
     The DIP Credit Agreement requires the company to commence a process within six-months from the date of the agreement to attempt to sell all or substantially all of its assets. In accordance with this requirement, the company has begun a process to attempt to sell its assets through an auction process conducted pursuant to Section 363 of the Bankruptcy Code. As part of this process, Tronox intends to identify a “stalking horse bidder” and seek Bankruptcy Court approval of the terms of its stalking horse bid. Subject to Bankruptcy Court approval, Section 363 of the Bankruptcy Code permits a debtor to sell assets “free and clear” of certain liens, claims and other encumbrances and subject to certain requirements.
     The terms of the DIP Credit Agreement provide for customary representations and warranties, affirmative and negative covenants and events of defaults. The company is also required to, among other things, (i) meet certain financial covenants, including minimum earnings before interest, taxes, depreciation, amortization and reorganization expenses and minimum liquidity targets, on a consolidated basis, (ii) subject to certain exceptions, cause each of the subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; and (iii) (a) provide within 90 days (or 100 days, in the case of the fiscal year ending December 31, 2008) after the end of each fiscal year audited financial statements, and (b) provide within 45 days after the end of each of the first three fiscal quarters of each fiscal year, financial statements with respect to such quarter. The company has not provided its audited financial statements within such 100 day period with respect to the fiscal year ending December 31, 2008.
     On March 13, 2009, the company’s German subsidiaries, Tronox GmbH and Tronox Pigments GmbH, filed applications with the Insolvency Court in Krefeld, Germany, to commence insolvency proceedings. The insolvency filing was a breach of the covenant, described in clause (ii) of the paragraph immediately above, under the DIP Credit Agreement. On March 19, 2009, the company notified Credit Suisse, the Administrative Agent under the DIP Credit Agreement, and each lender regarding the covenant breach. On March 31, 2009, Credit Suisse, delivered a notice confirming the breach of the covenant described above.
     The company is working with its Agents to obtain a waiver for these covenant breaches but there is no assurance these waivers can be obtained.
     A breach of any of the covenants imposed on us by the terms of the DIP Credit Agreement could result in a default under the agreement. In the event of a default, the lenders could terminate their commitments to us and could accelerate the repayment of all of our indebtedness under the agreement. In such case, we may not have sufficient funds to pay the total amount of accelerated obligations, and our lenders under the DIP Credit Agreement could proceed against the collateral securing the agreement. Any acceleration in the repayment of our indebtedness or related foreclosure could adversely affect our business.
     The Bankruptcy Court has approved payment of certain of the debtors’ prepetition obligations, including, among others, employee wages, salaries and benefits, freight, and customer programs. The debtors have retained, subject to Bankruptcy Court approval, legal professionals and financial advisors to advise the debtors on the bankruptcy proceedings and certain other “ordinary course” professionals. From time to time, the debtors may seek Bankruptcy Court approval for the retention of additional professionals.
     Shortly after the petition date, the debtors began notifying all known current or potential creditors of the Chapter 11 filing. Subject to certain exceptions under the Bankruptcy Code, the debtors’ Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the debtors or their property to recover on, collect or secure a claim arising prior to the petition date. Thus, most creditor actions to obtain possession of property from the debtors, or to create, perfect or enforce any lien against the property of the debtors, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay. Vendors are being paid for goods furnished and services provided after the petition date in the ordinary course of business.
     Leading up to and since the filing, the company has been coordinating with its global customer base to continue providing high quality products and customer service to meet their needs.
     As required by the Bankruptcy Code, the United States Trustee for the Southern District of New York (the “U.S. Trustee”) appointed an official committee of unsecured creditors (the “Creditors’ Committee”). Additionally, on March 13, 2009, the U.S. Trustee appointed an official committee of equity security holders (the “Equity Committee”) (collectively, the Creditors’ Committee and the Equity Committee are the “Official Committees”). The Official Committees and their legal representatives have a right to be heard on all matters that come before the Bankruptcy Court with respect to the debtors. There can be no assurance that the Official Committees will support the debtors’ positions on matters to be presented to the Bankruptcy Court in the future or on any plan of reorganization, once proposed. Disagreements between the debtors and the Official Committees could protract the Chapter 11 proceedings, negatively impact the debtors’ ability to operate and delay the debtors’ potential emergence from the Chapter 11 proceedings.
     Under Section 365 and other relevant sections of the Bankruptcy Code, the debtors may assume, assume and assign, or reject certain executory contracts and unexpired leases, including, without limitation, leases of real property and equipment, subject to the approval of the Bankruptcy Court and certain other conditions. Any description of an executory contract or unexpired lease in this report, including where applicable our express termination rights or a quantification of our obligations, must be read in conjunction with, and is qualified by, any overriding rejection rights the debtors have under Section 365 of the Bankruptcy Code.

     To successfully exit Chapter 11, the debtors will need to propose, and obtain confirmation by the Bankruptcy Court of a plan of reorganization that satisfies the requirements of the Bankruptcy Code.
     The debtors have the exclusive right for 120 days after the petition date to file a plan and, if we do so, 60 additional days to obtain necessary acceptance of our plan. We will likely file one or more motions to request extensions of these time periods. If the debtors’ exclusivity period lapsed, any party in interest would be able to file a plan for any of the debtors. In addition to being voted on by holders of impaired claims and equity interests, a plan must satisfy certain requirements of the Bankruptcy Code and must be approved, or confirmed, by the Bankruptcy Court to become effective.
     The timing of filing a plan by us will depend on the timing and outcome of numerous other ongoing matters in the Chapter 11 proceedings. There can be no assurance at this time that a plan will be confirmed by the Bankruptcy Court or that any such plan will be implemented successfully.
     We have incurred and will continue to incur significant costs associated with the Chapter 11 proceedings. The amount of these costs, which are being expensed as incurred, are expected to significantly affect our results of operations.
     Under the priority scheme established by the Bankruptcy Code, unless the Bankruptcy Court so orders, or creditors agree otherwise, prepetition liabilities and post petition administrative liabilities must be satisfied in full before stockholders are entitled to receive any distribution or retain any property under a plan. The ultimate recovery to creditors and/or stockholders, if any, will not be determined until confirmation of a plan or plans. No assurance can be given as to what values, if any, will be ascribed in the Chapter 11 Cases to each of these constituencies or what types or amounts of distributions, if any, they would receive. A plan of reorganization could result in holders of our liabilities and/or securities, including our common stock, receiving no distribution on account of their interests and cancellation of their holdings. Because of such possibilities, the value of our liabilities and securities, including our common stock, is highly speculative. Appropriate caution should be exercised with respect to existing and future investments in any of the liabilities and/or securities of the debtors. At this time there is no assurance we will be able to restructure as a going concern or successfully propose or implement a plan.
Germany Insolvency Petition
     Pursuant to the terms of the DIP Credit Agreement, the company is limited in its ability to transfer funds from the debtor entities to the company’s non-debtor subsidiaries, including the foreign subsidiaries. As such, the company was not able to provide intercompany loans to supplement the German subsidiaries while they were experiencing negative cash flow from ongoing operations. Without supplemental funding from affiliates, and because the German entities were unable to obtain local financing, the German subsidiaries could not support their cash needs. As a result, on March 13, 2009, the company’s German subsidiaries, Tronox GmbH and its wholly owned subsidiary, Tronox Pigments GmbH, filed applications with the Insolvency Court in Krefeld, Germany, to commence insolvency proceedings. On the date of the filing, the company did not expect these subsidiaries would be able to pay 90% of their debts with available cash in three weeks time. Therefore, without a prospect to remedy this issue, the managing directors deemed the subsidiaries would be cash flow insolvent, one of the two possible prerequisites of insolvency protection under the German Insolvency Code. An interim administrator has been appointed to oversee the operations.
     Subsequent to the filing of the petition, the Insolvency Court is required to determine whether the subsidiaries meet one or more of the criteria for insolvency, and to take all measures that are necessary to protect the subsidiaries’ estates, which includes the appointment of an interim administrator.
     When these matters have been determined, the Insolvency Court will enter an order formally opening insolvency proceedings. In this court order, an insolvency administrator is normally appointed. The administrator is in charge of the business and responsible for its management going forward, thus taking control away from the corporation’s managing directors. While an administrator is appointed in the vast majority of cases, the Insolvency Code allows the corporation’s management to apply for self-administration, an avenue which the company currently does not expect to pursue. The court may only leave the debtor in possession if it is convinced that this will not disadvantage creditors.

     In its initial ruling, the court may also appoint a creditors’ committee, typically comprised of a representative from each of the major groups of creditors, which supports and supervises the administrator. Moreover, the creditors will be asked to file their claims with the administrator within a certain period of time. The insolvency administrator reports on the subsidiaries’ business situation and the causes of insolvency. He indicates whether it is possible to continue the subsidiaries’ business in whole or in part, whether the adoption of a reorganization plan (“Insolvency Plan”) is feasible, and what effects would arise for the fulfilment of creditor claims. Generally, creditors have the following options: (i) liquidation of the business; (ii) sale of the business as a going concern; or (iii) restructuring the insolvent corporation by means of an Insolvency Plan.
General Development of Business
     Overview
     Our business has one reportable segment, pigment, and other businesses which include electrolytic and other chemical products. Our pigment segment is one of the leading global producers and marketers of titanium dioxide (“TiO2”), a white pigment used in a wide range of end-use markets, such as coatings, plastics and paper and specialty products. Our electrolytic and other chemical products businesses produce electrolytic manganese dioxide, sodium chlorate, boron-based and other specialty chemicals and is focused on three end-use markets: advanced battery materials, sodium chlorate for pulp and paper manufacture and specialty boron products serving the semi-conductor, pharmaceutical and igniter industries.
     Tronox is the world’s third-largest producer and marketer of TiO2 products based on reported industry capacity. We are one of the few TiO2 manufacturers with global operations having production facilities and sales and marketing presence in the Americas, Europe and the Asia-Pacific regions. Our global presence enables us to sell our products to a diverse portfolio of customers with whom we have well-established relationships. Our customer base consists of approximately 1,100 customers in approximately 100 countries and includes market leaders in each of the major end-use markets for TiO2. We have supplied each of our top ten customers with TiO2 for more than ten years.
     We are one of a limited number of producers in the TiO2 industry to hold rights to our own proprietary chloride process for the production of TiO2. Approximately 83% of our gross production capacity uses this process technology, which is the subject of numerous patents worldwide. TiO2 produced using chloride process technology is preferred for many of the largest end-use applications. The chloride production process generates less waste, uses less energy and is less labor intensive than the sulfate process. The complexity of developing and operating the chloride process technology makes it difficult for others to enter and successfully compete in the chloride process TiO2 industry.
     In the past, we have operated or held businesses or properties, or currently hold properties, that do not relate to the current chemical business, including businesses involving the treatment of forest products, the refining and marketing of petroleum products, offshore contract drilling, coal mining and the mining, milling and processing of nuclear materials. Most of these businesses or properties are accounted for as Discontinued Operations in our financial statements.
     Based on the country of production, the geographic distribution of our net sales was as follows during the last three years:

	2008	2007	2006
	(Millions of dollars)
United States	$835.7	$755.1	$753.4
International	649.7	671.2	668.4

	$1,485.4	$1,426.3	$1,421.8

     Recent developments
     On January 12, 2009, the company and certain of its domestic and foreign affiliates filed voluntary petitions in the Bankruptcy Court seeking relief under the provisions of Chapter 11 of the Bankruptcy Code.
     On January 13, 2009, the company obtained interim approval from the Bankruptcy Court of a senior secured super-priority debtor in possession credit and security agreement between and among the company, Tronox Worldwide LLC, Credit Suisse, as Administrative Agent, JP Morgan Chase Bank, N.A., as Collateral Agent, and the lenders that from time to time become party thereto. The DIP Credit Agreement provides for a first priority and priming secured revolving credit commitment of $125 million. The DIP Credit Agreement also requires the company to commence a process within six-months from the date of the agreement to attempt to sell all or substantially all of its assets.
     The current global economic environment is presenting substantial challenges to the business. While the declines in gross domestic product (“GDP”) were already being observed, the global financial crisis in investment and credit markets have substantially accelerated these declines. Looking forward in 2009, the magnitude of decline in economic activity will heavily influence TiO2 demand and general business performance. As a result, the company expects the overall demand for TiO2 to be lower in 2009 versus 2008, which will consequently impact the company’s sales in a similar manner.
     As a result of the downturn in demand for TiO2 discussed above, the company announced plans to curtail production at its Savannah, Georgia, pigment facility effective March 20, 2009. This curtailment resulted in a temporary lay-off of approximately 120 employees at that facility. In the event that demand improves in the future, the company will evaluate the possibility of bringing employees back and ramping up production. The one- time costs of the temporary lay-off are not material.
     On March 13, 2009, the company’s German subsidiaries, Tronox GmbH and its wholly owned subsidiary, Tronox Pigments GmbH, filed applications with the Insolvency Court in Krefeld, Germany, to commence insolvency proceedings. On the date of the filing, the company did not expect these subsidiaries would be able to pay 90% of their debts with available cash in three weeks time. Therefore, without a prospect to remedy this issue, the managing directors deemed the subsidiaries would be cash flow insolvent, one of the two possible prerequisites of insolvency protection under the German Insolvency Code. An interim administrator has been appointed to oversee the operations. The company does not intend to petition for self-administration during the insolvency proceedings and thus, expects to relinquish management control over these subsidiaries.
     We, along with our 50% joint venture partner, a subsidiary of Exxaro Resources Limited, have given final approval for the expansion of the joint venture’s TiO2 pigment plant in Kwinana, Western Australia, which was announced in 2007. The project will increase the plant’s current annual capacity from 110,000 tonnes per year to approximately 150,000 tonnes per year and is expected to cost approximately A$100 million. Regulatory approvals have been granted and construction is expected to begin early in 2009. The additional capacity is expected to come on line in mid 2010. The joint venture partners have signed an agreement under which Exxaro Resources Limited is providing funding for the expansion. Tronox has the option to contribute its share of the capital at its discretion throughout the project and until a date two years after commissioning, which will be taken into account when calculating its final interest in the expanded production.
     We signed a definitive agreement with RTI International Metals, Inc. under which RTI will purchase titanium tetrachloride (“TiCl4”) from our Hamilton, Mississippi, titanium dioxide plant. The TiCl4 will be used in the manufacture of titanium sponge at a new plant that RTI will build adjacent to our Hamilton facility. We expect to generate annual operating profits from TiCl4 sales and incremental cost savings in the range of $12 million to $15 million once the plant reaches full production. RTI now estimates that the plant will come on line in 2011, ramping up production thereafter.

Pigment Segment
Background
     TiO2 is used in a wide range of products for its exceptional ability to impart whiteness, brightness and opacity. TiO2 is a critical component of everyday applications, such as coatings, plastics and paper, as well as many specialty products such as inks, food and cosmetics. TiO2 is widely considered to be superior to alternative white pigments in large part due to its hiding power, which is the ability to cover or mask other materials effectively and efficiently. For example, TiO2‘s hiding power helps prevent show-through on printed paper materials (making the materials easier to read) and a high concentration of TiO2 within paints reduces the number of coats needed to cover a surface effectively. TiO2 is designed, marketed and sold based on specific end-use applications.
     The global TiO2 market is characterized by a small number of large global producers. In addition to our company, there are four other major producers: E.I. du Pont de Nemours and Company, National Titanium Dioxide Company Ltd. (“Cristal”), Huntsman Corporation and Kronos Worldwide, Inc. These five major producers accounted for approximately two thirds of the global market in 2008, according to reports by these producers.
     Based on reported industry sales by the leading TiO2 producers, we estimate that global sales of TiO2 in 2008 exceeded 4.8 million tonnes, generating approximately $11 billion in industry-wide revenues. Because TiO2 is a “quality of life” product, its consumption growth is closely tied to a given region’s economic health and correlates over time to the growth in its average GDP. According to industry estimates, TiO2 consumption has been growing at a compounded annual growth rate of approximately 1.3% over the past decade.
     Although there are other white pigments on the market, we believe that TiO2 has no effective substitute because no other white pigment has the physical properties for achieving comparable opacity and brightness or can be incorporated in as cost-effective a manner. In an effort to optimize TiO2‘s cost-to-performance ratio in certain applications, some customers also use pigment “extenders,” such as synthetic pigments, kaolin clays and calcium carbonate. We estimate that the impact on our total sales from the use of such extenders is minimal.
     We market TiO2 under the brand name TRONOX®, and our pigment segment represented approximately 92% of our net sales in 2008. Our world-class, high-performance pigment products are critical components of everyday consumer applications, such as coatings, plastics and paper, as well as specialty products, such as inks, foods and cosmetics.
     Globally, including all of the production capacity of the facility operated under our Tiwest Joint Venture (discussed below), we have 535,000 and 107,000 tonnes of aggregate annual chloride and sulfate TiO2 production capacity, respectively. This includes the sulfate capacity of our German subsidiaries which due to the filing of insolvency on March 13, 2009, is doubtful to remain under the company’s control in the future. We hold more than 200 patents worldwide, as well as other intellectual property and a highly skilled and technologically sophisticated work force.
Facilities
     We have two facilities located in the U.S., and we have one facility in each of Australia, Germany and the Netherlands. We own our facilities in Germany and the Netherlands, and the land under these facilities is held pursuant to long-term leases. We own our facilities in the U.S. and hold a 50% undivided interest in our Australian facility.
     The following table summarizes our titanium dioxide production capacity (in gross tonnes per year) as of December 31, 2008, by location and process:

Facility	Capacity		Process
Hamilton, Mississippi	225,000		Chloride
Savannah, Georgia	110,000		Chloride
Kwinana, Western Australia	110,000	(1)	Chloride
Botlek, The Netherlands	90,000		Chloride
Uerdingen, Germany(2)	107,000		Sulfate

Total	642,000

(1)	Reflects 100% of the production capacity of the pigment plant, which is owned 50% by us and 50% by our joint venture partner.

(2)	Tronox Pigments GmbH, our German holding subsidiary for this facility, filed an application with the Insolvency Court in Krefeld, Germany, to commence insolvency proceedings on March 13, 2009. We do not intend to petition for self-administration during the insolvency proceedings and thus, expect to relinquish management control over this pigment facility.
     Including the TiO2 produced by our Australian facility, we produced approximately 559,000 tonnes of TiO2 in 2008. Our average production rates, as a percentage of capacity, were 87%, 93% and 95%, in 2008, 2007 and 2006, respectively. Excluding the Savannah sulfate facility that we closed in September 2004, over the past five years production at our current facilities increased by approximately 3%, primarily due to low-cost process improvements, improved uptime and debottlenecking. Our global manufacturing presence, coupled with our ability to increase capacity incrementally, makes us a stable supplier for many of the largest TiO2 consumers.
Manufacturing Process
     Production Process. TiO2 is produced using a combination of processes involving the manufacture of base pigment particles followed by surface treatment, drying and milling (collectively known as finishing). There are two commercial production processes in use: the chloride process and the sulfate process. The chloride process is a newer technology and has several advantages over the sulfate process: it generates less waste, uses less energy, is less labor intensive and permits the direct recycle of a major process chemical, chlorine, back into the production process. In addition, as described below under “Types of Titanium Dioxide,” TiO2 produced using the chloride process is preferred for many of the largest end-use applications. As a result, the chloride process currently accounts for substantially all of the industry TiO2 production capacity in North America and approximately 55% of worldwide capacity. Since the late 1980s, the vast majority of TiO2 production capacity that has been built uses the chloride process.
     In the chloride process, feedstock ores (titanium slag, synthetic rutile, natural rutile or ilmenite ores) are reacted with chlorine (the chlorination step) and carbon to form titanium tetrachloride (“TiCl4”) in a continuous fluid bed reactor. Purification of TiCl4 to remove other chlorinated products is accomplished using a distillation process. The purified TiCl4 is then oxidized in a vapor phase form to produce base pigment particles and chlorine gas. The latter is recycled back to the chlorination step for reuse. Base pigment is then typically slurried with water and dispersants prior to entering the finishing step.
     In the sulfate process, batch digestion of ilmenite ore or titanium slag is carried out with concentrated sulfuric acid to form soluble titanyl sulfate. After treatment to remove soluble and insoluble impurities and concentration of the titanyl sulfate, hydrolysis of the liquor forms an insoluble hydrous titanium oxide. This precipitate is filtered, bleached, washed and calcined to produce a base pigment that is then forwarded to the finishing step.
     Types of Titanium Dioxide. Commercial production of TiO2 results in one of two different crystal forms, either rutile or anatase. Rutile TiO2 is preferred over anatase TiO2 for many of the largest end-use applications, such as coatings and plastics, because its higher refractive index imparts better hiding power at lower quantities than the anatase crystal form. Although rutile TiO2 can be produced using either the chloride process or the sulfate process, customers often prefer rutile produced using the chloride process because it typically has a bluer undertone and greater durability.

     Anatase TiO2 can only be produced using the sulfate process and has applications in paper, rubber, fibers, ceramics, food and cosmetics. It is not recommended for outdoor applications because it is less durable than rutile TiO2.
     Raw Materials. The primary raw materials that we use to produce TiO2 are various types of titanium-bearing ores, including ilmenite, natural rutile, synthetic rutile, titanium-bearing slag and leucoxene. We generally purchase ores under multi-year agreements from a variety of suppliers in Australia, Canada, India, Norway, South Africa, Ukraine and the U.S. We purchase approximately 54% of the titanium-bearing ores we require from two suppliers under long-term supply contracts that expire in 2010 through 2011. Approximately 91% of the synthetic and natural rutile used by our facilities is obtained from the operations under the Tiwest joint venture arrangement (discussed below). We do not anticipate difficulties obtaining long-term extensions to our existing supply contracts prior to their expiration. Other significant raw materials include chlorine and petroleum coke for the chloride process, which we obtain from many suppliers worldwide, and sulfuric acid for the sulfate process, which we produce and purchase.
The Tiwest Joint Venture
     Our subsidiary, Tronox Western Australia Pty. Ltd. (“TWA”), has a 50% undivided interest in all of the assets that comprise the operations conducted in Australia under the Tiwest Joint Venture (“TJV”) arrangement and is severally liable for 50% of associated liabilities. The remaining 50% undivided interest is held by a subsidiary of our joint venture partner, Exxaro Australia Sands Pty Ltd (“Exxaro”), which is a subsidiary of Exxaro Resources Limited. The joint venture operates a chloride process TiO2 plant located in Kwinana, Western Australia (the “Kwinana Facility”), a mining venture in Cooljarloo, Western Australia, a mineral separation plant and a synthetic rutile processing facility, both in Chandala, Western Australia. Under separate marketing agreements, we have the right to market our partner’s share of the TiO2 produced by the Kwinana Facility.
     Management. The operations associated with the Tiwest joint venture arrangement are governed by two committees: a management committee and an operating committee. The operating committee meets at least monthly and supervises the joint venture’s routine operations, and the management committee meets at least quarterly and has the authority to make fundamental corporate decisions and to overrule the operating committee’s decisions. The committees’ decisions are made by simple majority approval. If there are an equal number of votes cast for and against a matter at an operating committee meeting, the matter is referred to a subsequent meeting. If at the subsequent meeting, the matter still receives an equal number of votes cast on each side, the matter is referred to the management committee. TWA and Exxaro each have the right to appoint half of each committee’s members.
     Heavy Minerals. The joint venture partners mine heavy minerals from 29,161 acres under long-term mining leases from the State of Western Australia. Our 50% undivided interest in the properties’ remaining in-place proven and probable reserves is 5.4 million tonnes of heavy minerals contained in 166 million tonnes of sand averaging 3.3% heavy minerals. The valuable heavy minerals are composed on average of 59% ilmenite, 10% zircon, 5% natural rutile and 3% leucoxene, with the remaining 23% of heavy minerals having no significant value.
     Heavy-mineral concentrate from the mine is processed at a 750,000-tonne per year dry separation plant. Some of the recovered ilmenite is upgraded at the nearby synthetic rutile facility in Chandala, which has a capacity of 235,000 tonnes per year. Synthetic rutile is a high-grade TiO2 feedstock. All of the synthetic rutile feedstock for the TiO2 plant located at Kwinana is provided by the Chandala processing facility. Production of feedstock in excess of the plant’s requirements is sold to our other facilities with any remainder sold to third parties.
     The following table summarizes our 50% share of heavy mineral reserves and production for each of the years indicated. Mineral reserves in this table represent the estimated quantities of proven and probable ore that, under anticipated conditions, may be profitably recovered and processed for the extraction of their mineral content. Future production of these resources depends on many factors, including market conditions and government regulations.

	2008	2007	2006
	(Gross tonnes)
Proven and probable reserves (as of year end)	5,438,467	4,918,000	5,281,000
Production	269,450	339,150	326,500

End-Use Markets and Applications
     The major end-use markets for TiO2 products, which we sell in the Americas, Europe and the Asia-Pacific region, are coatings, plastics and paper and specialty products. The tables below summarize our 2008 sales volume by geography and our 2008 sales volume by end-use market:

2008 Sales Volume by Geography		2008 Sales Volume by End-Use Market
Americas	43%	Coatings	69%
Europe	29%	Plastics	23%
Asia-Pacific	28%	Paper and Specialty	8%
     Coatings End-Use Market. The coatings end-use market represents the largest end-use market for TiO2 products and accounts for approximately 61% of overall industry demand, based on reported industry sales volumes. Customers in the coatings end-use market demand exceptionally high quality standards for TiO2, especially with regard to opacity, durability, tinting strength and brightness. We recognize four sub-markets within the coatings end- use market based on application, each of which requires different TiO2 formulations. The table below summarizes the sub-markets within coatings, as well as their applications and primary growth factors:

Sub-Market	Applications	Growth Factors
Architectural	Residential and commercial paints	New and existing housing market and interest rates
Industrial	Appliances, coil coatings, furniture and maintenance	Durable goods spending and environmental regulations
Automotive	Original equipment manufacture, refinish and electro-coating	Interest rates and environmental regulations
Specialty	Marine and can coatings, packaging and traffic paint	Fixed capital spending and government regulations
     Plastics End-Use Market. The plastics end-use market accounts for approximately 24% of overall industry demand for TiO2, based on reported industry sales volumes. Plastics producers focus on TiO2‘s opacity, durability, color stability and thermal stability. We recognize four sub-markets within the plastics market based on application, each of which requires different TiO2 formulations. The table below summarizes the sub-markets within plastics, as well as their applications and primary growth factors:

Sub-Market	Applications	Growth Factors
Polyolefins	Food packaging, plastic films and agricultural films	Consumer non-durable goods spending
PVC	Vinyl windows, siding, fencing, vinyl leather, roofing and shoes	Construction and renovation markets and consumer non-durable goods spending
Engineering plastics	Computer housing, cell phone cases, washing machines and refrigerators	Consumer durable goods spending and electronics market
Other plastics	Roofing and flooring	Construction market and durable goods spending
     Paper and Specialty End-Use Market. The paper and specialty end-use market accounts for approximately 15% of overall industry demand for TiO2 based on reported industry sales volumes. We recognize four sub-markets within paper and specialty end-use market based on application, each of which requires different TiO2 formulations. The table below summarizes the sub-markets within paper and specialty, as well as their applications and primary growth factors:

Sub-Market	Applications	Growth Factors
Paper and paper laminate	Filled paper, coated paper for print media, coated board for beverage container packaging, wallboard, flooring, cabinets and furniture	Consumer non-durable goods spending and construction and renovation markets
Inks and rubber	Packaging, beverage cans, container printing and rubber flooring	Consumer non-durable goods spending
Food and pharmaceuticals	Creams, sauces, capsules, sunscreen, and face and body care products	Consumer non-durable goods spending
Catalysts and electroceramics	Anti-pollution equipment (catalysts) for automobiles and power-generators and production of capacitors and resistors	Environmental regulations and electronics
Sales and Marketing
     We supply TiO2 to a diverse customer base of approximately 1,100 customers in approximately 100 countries and include market leaders in each of the major end-use markets for TiO2. We have supplied each of our top ten customers with TiO2 for more than 10 years. In 2008, our ten largest customers represented approximately 36% of our total sales volume; however, no single customer accounted for more than 10% of our total sales volume.
     In addition to price and product quality, we compete on the basis of technical support and customer service. Our direct sales and technical service organizations carry out our sales and marketing strategy and work together to provide quality customer service. Our direct sales staff is trained in all of our products and applications. Due to the technical requirements of TiO2 applications, our technical service organization and direct sales offices are supported by a regional customer service staff located in each of our major geographic markets.
     Our sales and marketing strategy focuses on effective customer management through the development of strong relationships throughout our company with our customers. We develop customer relationships and manage customer contact through our sales team, technical service organization, research and development team, customer service team, plant operations personnel, supply chain specialists and senior management. We believe that multiple points of customer contact facilitate efficient problem-solving, supply chain support, formula optimization and product co-development. By developing close relationships with our customers and providing well-designed products and services, we believe we are a value-added business partner.
Competitive Conditions
     The global market in which our TiO2 business operates is highly competitive. Competition is based on a number of factors such as price, product quality and service. We face significant competition from major international producers, including DuPont, Cristal, Kronos and Huntsman, as well as smaller regional competitors. Worldwide, we believe that we and the other major producers mentioned above, are the only companies that use proprietary chloride process technology for the production of TiO2. TiO2 produced using chloride process technology is preferred for many of the largest TiO2 end-use applications; however, TiO2 produced using sulfate process technology is preferred for certain specialty applications. We estimate that, based on gross sales volumes, these companies accounted for approximately two thirds of the global market share in 2008.
     As of December 31, 2008, including the total production capacity of TJV, we had global production capacity of 642,000 tonnes per year and an approximate 12% global market share. In addition to the major competitors discussed above, we compete with numerous smaller, regional producers, as well as producers in China that have expanded their sulfate production capacity during the previous five years.
     We are one of the few TiO2 manufacturers with global operations having production facilities and sales and marketing presence in the Americas, Europe and the Asia-Pacific regions. Our global presence enables us to sell our products to a diverse portfolio of customers with whom we have well-established relationships.

     Over the years, the industry has increased capacity through debottlenecking projects. As discussed above, we along with our 50% joint venture partner have announced plans for the expansion of the Tiwest TiO2 plant in Kwinana, Western Australia. As a result of the current economic environment and reduced industry demand, we do not expect any additional significant efforts will be undertaken by us or our competitors to further increase capacity for the foreseeable future.
Titanium Dioxide Outlook
     We consider TiO2 to be a “quality-of-life” product, with demand affected by GDP and overall economic conditions in our markets located in various regions of the world. Over the long-term, we expect demand for TiO2 to grow by 2% to 3% per year. This is consistent with our expectations for the long-term growth in GDP. However, demand for TiO2 in any interim or annual period may not change in the same proportion as the change in GDP even if we and our competitors maintain consistent shares of the worldwide market. This is due in part to relative changes in the TiO2 inventory levels of our customers. We believe that our customers’ inventory levels are partly influenced by their expectation for future changes in TiO2 selling prices.
     The current global economic environment is presenting substantial challenges to the business. While the declines in gross domestic product (“GDP”) were already being observed, the global financial crisis in investment and credit markets have substantially accelerated these declines. Looking forward in 2009, the magnitude of decline in economic activity will heavily influence TiO2 demand and general business performance.
     We expect the overall demand for TiO2 to be down in 2009 versus 2008 and expect that our sales volume will reflect a similar trend. Given the current economic environment and reduced industry demand, we do not expect any additional significant efforts will be undertaken by us or our competitors to further increase capacity for the foreseeable future. As a result of current economic conditions, the industry has taken actions recently to reduce available capacity through curtailments of production and or closures of facilities. We believe further shutdowns or closures in the industry are possible.
     Even with these reductions in industry capacity, operating capacity utilization rates by us and our competitors are expected to be lower in 2009 as compared to 2008 as a response to a reduction in industry-wide demand, which in turn will continue to result in downward pressure on average TiO2 selling prices. However, the volatility of the near term economic environment makes it difficult to forecast future demand. If actual developments are below our expectations, ours and the TiO2 industry’s performances could continue to be unfavorably affected longer than expected.
Electrolytic and Other Chemical Products
Background
     The electrolytic and other chemical products businesses are primarily focused on three end-use markets: advanced battery materials, sodium chlorate for pulp and paper manufacture and specialty boron products serving the semi-conductor, pharmaceutical and igniter industries.
     Battery Materials. The battery industry is comprised of two application areas: primary (non-rechargeable) and secondary (rechargeable) with the former representing the majority of battery shipments. The primary battery market is dominated by alkaline battery technologies which are designed to address the various power delivery requirements of a multitude of consumer and industrial battery-powered devices. Alkaline batteries are higher performing and more costly than batteries using the older zinc carbon technology, and represent the majority of primary battery market demand in the U.S. that is estimated to grow by 4% per year.
     Electrolytic manganese dioxide (“EMD”) is the active cathode material for alkaline batteries. We are a leading supplier of EMD for the alkaline battery industry. EMD quality requirements for alkaline technology are much more demanding than for zinc carbon technology and, as a result, alkaline-grade EMD commands a higher price than zinc carbon-grade EMD. The older zinc carbon technology remains in developing countries such as China and India. As the economies of China and India continue to mature, and the need for more efficient energy sources develops, we anticipate that the demand for alkaline-grade EMD will increase. Demand for alkaline-grade EMD will be further fueled by the continued growth of consumer electronics devices partly offset by the trend toward smaller battery sizes.
     The market application for rechargeable lithium batteries includes consumer electronics such as cell phones, computers, digital cameras, and increasingly for high-power applications that include power tools, hybrid electric vehicles (“HEVs”/“EVs”), and interruptible power supplies. A combination of improved power delivery performance and lighter weight has allowed rechargeable lithium technology to displace older lead acid and nickel cadmium technologies. The performance advantage is particularly significant in second generation higher-power lithium applications, such as power tools and HEVs, contributing to double digit growth in this segment. There are several competing cathode materials for this fast growing lithium battery segment, with lithium manganese dioxide (“LMO”) being one of the leading technologies.
     The main raw material that we use to produce battery materials is manganese ore, which is purchased under both multi-year agreements and spot contracts.
     Sodium Chlorate. The pulp and paper industry accounts for more than 95% of the market demand for sodium chlorate, which uses it to bleach pulp. Although there are other methods for bleaching pulp, the chlorine dioxide process is preferred for environmental reasons of the majority of North American sodium chlorate production capacity is located in Canada due to the availability of lower cost hydroelectric power, which reduces manufacturing costs and ultimately, product prices. However, we believe that the proximity of domestic sodium chlorate producers to the major domestic pulp and paper producers helps offset the lower-cost power advantage enjoyed by some Canadian sodium chlorate producers, through lower transportation costs.
     The primary raw material that we use to produce sodium chlorate is salt, which we purchase under multi-year agreements and spot contracts.
     Boron. We produce two types of boron specialty chemicals: boron trichloride and elemental boron. Boron trichloride is a specialty chemical gas that is used in many products, including pharmaceuticals, semiconductors including High Definition (“HD”) TV’s, high-performance fibers, specialty ceramics and epoxies. Elemental boron is a specialty chemical that is used in igniter formulations for the defense, pyrotechnic and automotive air bag industries.
Facilities
     We produce electrolytic and other chemical products at three domestic facilities, each of which we own. The following table summarizes our production capacity (in gross tonnes per year) as of December 31, 2008, by location and product.

Facility	Capacity	Product
Hamilton, Mississippi	150,000	Sodium chlorate
Henderson, Nevada	27,000	EMD
Henderson, Nevada	525	Boron products
Soda Springs, Idaho	720	Lithium manganese oxide

End-Use Markets and Applications
     The various markets and growth factors for the electrolytic and other chemical products are as follows:

Business Application	Sub-Market	Applications	Growth Factors
Battery Materials: EMD	Non-rechargeable battery materials	Alkaline batteries for use in flashlights, electronic games, medical and industrial devices	Consumer durable goods spending and electronics market
Battery Materials: LMO	Rechargeable battery materials	Lithium batteries used in power tools, HEVs/EVs, laptops and power supplies	Consumer durable and non-durable goods spending
Sodium Chlorate	Pulp and paper industry	Pulp bleaching	Consumer non-durable goods spending
Boron Trichloride	Specialty gas	Pharmaceuticals, semiconductors, high-performance fibers, specialty ceramics and epoxies	Consumer durable goods spending and electronics market
Boron Elemental	Defense, pyrotechnic and air bag industries	Igniter formulations	Consumer non-durable goods spending including defense
Competitive Conditions and Outlook
     Battery Materials. The U.S. primary battery market is the largest in the world, accounting for over one-third of global demand for EMD, and is based on alkaline grade EMD. We are the leading supplier of EMD to the U.S. market with an estimated 41% of U.S. capacity. Other significant producers include Tosoh, Erachem and Delta. The remainder of global capacity is represented by various Chinese producers.
     The global EMD market is challenged by excess supply that has resulted in antidumping determinations in Europe, Japan and the United States. On September 12, 2008, the U.S. International Trade Commission (“ITC”) reached final determination and voted unanimously that the U.S. EMD industry has been materially injured by reason of unfair imports from China and Australia. As a result, the U.S. Department of Commerce published final antidumping orders in the Federal Register on October 7, 2008. Under these antidumping orders, U.S. importers of EMD from China and Australia are now required to post antidumping cash deposits equal to 149.92% and 83.66%, respectively. We believe the imposition of these antidumping orders should result in improved competitive practices and pricing for the U.S. EMD industry.
     For rechargeable batteries, LMO remains a leading cathode material for power-tools, HEVs and other high-power applications. We believe we are one of the market leaders in LMO in capacity share that includes Mitsui, Nippon Denko, and several other Japanese and Chinese producers. While the market is becoming increasingly competitive, we believe strong market fundamentals, especially as LMO-based HEV vehicles such as the GM Volt enter the market, will continue to support a positive environment for the LMO market. As the only U.S. based producer, we are favorably positioned to realize the benefits from government stimulus programs directed at this increasingly strategic sector.
     Sodium Chlorate. We continue to enjoy a strong market position with an estimated 10% share of North American sodium chlorate capacity which potentially positions the company as the third largest U.S. producer. Our significant competitors include ERCO, Eka Chemicals, Canexus and Kemira-Finnish Chemicals. We expect the North American market will remain balanced as the continued rationalization of smaller, less efficient chlorate producers will continue to offset flat to declining demand in pulp and paper manufacturing.
     Boron Products. We believe that we have the majority of the installed global capacity for boron trichloride followed by Aviabor, Sigma Aldrich, and captive Japanese based manufacturers. We anticipate the market for boron trichloride will remain positive underpinned by the semiconductor market with new liquid crystal display (“LCD”) plants coming online in Asia, continued growth of new pharmaceutical drug deliveries and U.S. export growth. We believe we own a similar leading capacity share in elemental boron. We expect demand will continue to follow the trends in the U.S. automotive and defense industries.
Research and Development
     The company employs scientists, chemists, engineers and skilled technicians to provide the technology (products and processes) for its businesses. Tronox’s product development personnel have a high level of expertise in the plastics industry and polymer additives, the coatings industry and formulations, surface chemistry, material science, analytical chemistry and particle physics. Among the process technology development group’s highly developed skills are computational fluid dynamics, process modeling, particle growth physics, extractive metallurgy, corrosion engineering and thermodynamics. The majority of scientists supporting our research and development efforts are located in Oklahoma City, Oklahoma. Our expenditures for research and development were approximately $7.3 million in 2008, $7.7 million in 2007 and $9.4 million in 2006.
     New process developments are focused on increased through-put, control of particle physical properties and general processing equipment-related issues. Ongoing development of process technology contributes to cost reduction, enhanced production flexibility, increased capacity and improved consistency of product quality.
     In 2008, Tronox completed development of two application specific grades of TiO2 for the plastics industry and improved grades for dryhide coatings and paper laminate manufacturing. These are each presently in the commercialization phase. Additionally, several existing products were enhanced either in performance, manufacturing capability or cost reduction.
     In 2008, Tronox continued development of several new electrolytic and specialty products with the major focus on advanced battery materials, electroceramics and catalytic application products. This includes new LMO grades specially engineered for HEV applications and for advanced laptop batteries. In addition, Tronox also commercialized two catalyst grades providing an advantage in manufacturing cost.
     In 2009, we are scheduled to launch several new products for end-use markets. These new products will include an improved opacity TiO2 grade for paper laminate applications and a durable TiO2 grade for PVC applications. An existing major coating grade will also have improved dispersion and optical properties.
Patents and Other Intellectual Property
     Patents held for our products and production processes are important to our long-term success. We seek patent protection for our technology where competitive advantage may be obtained by patenting, and file for broad geographic protection given the global nature of our business. Our proprietary TiO2 technology is the subject of numerous patents worldwide, the substantial majority of which relate to our chloride products and production technology.
     We also rely upon and have taken steps to secure our unpatented proprietary technology, know-how and other trade secrets. Our proprietary chloride production technology is an important part of our overall technology position. We are committed to pursuing technological innovations in order to maintain our competitive position.
Employees
     As of December 31, 2008, we had 1,831 employees, with 987 in the U.S., 811 in Europe, 24 in Australia and 9 in other international locations. Approximately 19% of our employees in the United States are represented by collective bargaining agreements, and substantially all of our employees in Europe are represented by works’ councils. We consider relations with our employees to be good.

Government Regulations
General
     We are subject to extensive regulation by federal, state, local and foreign governments. Governmental authorities regulate the generation and treatment of waste and air emissions at our operations and facilities. At many of our operations, we also comply with worldwide, voluntary standards such as International Organization for Standardization (“ISO”) 9002 for quality management and ISO 14001 for environmental management. ISO 9000 and 14000 are standards developed by the ISO, a nongovernmental organization that promotes the development of standards and serves as a bridging organization for quality and environmental standards.